Exhibit 99.2

Dear Shareholder,

I’m very happy with Taboola’s Q3 2023 performance. Here’s why:
●	Beat the high-end of our Q3 guidance across all metrics, and raise Adj. EBITDA for the year
●	Free Cash Flow over the last 12 months is $55M, 3x+ what it was a year ago, same time.
●	Reiterating 2024 guidance of over $200M in Adj. EBITDA and over $100M Free Cash Flow
●	Microsoft is nearly 2x in Q3 vs prior year, thanks to our AI-powered bidding technology
●	Yahoo integration on track, making us the first ever “must buy” ad-platform in the open web
●	Since launching Gen-AI for advertisers, it is already over 2% of our revenue
●	We plan to continue to buy back shares and pay down debt

Before we talk about the business, I want to first address the war in Israel. These last few weeks have been incredibly hard for us as we continue to face unimaginable events. The safety and well-being of our employees is our top priority and we have implemented multiple initiatives to support them and their families during this crisis. I’m proud of Taboolars’ tremendous resilience during this difficult time. Their work has been instrumental in keeping Taboola safe and in implementing our business continuity plans. While Taboola was founded in Israel, 98% of revenue is generated on publishers outside of Israel. Around 10% of revenue comes from advertisers headquartered in Israel, mostly spent on publishers outside of Israel. We are not seeing a material impact but continue to monitor the situation closely.

As I think about our mission, it is clear to me now more than ever how essential responsible, professional journalism is. Social media is capable of doing good but is also exploding with fake news and hateful speech, hurting us but mainly our children. Society needs sources of truth we can count on, in an age where it is so easy for anyone to spread lies. Taboola has always been the greatest supporter of open web publishers, and our commitment to them is more necessary than ever.

Turning now to our quarterly results, we are very pleased with our Q3 performance. We beat the high end of our guidance across all metrics and achieved $128.4M in ex-TAC Gross Profit, $22.8M in Adjusted EBITDA and $22.8M in Free Cash Flow. When we look at the last 4 quarters, our Free Cash Flow has been $55.4M, which represents over 3x growth over the comparable period a year ago when we generated $17.6M Free Cash Flow. It also represents approximately 50% conversion of Free Cash Flow from Adjusted EBITDA, which is our stated goal.

We’re raising Adjusted EBITDA guidance for 2023 and reiterating our 2024 guidance of over $200M in Adj. EBITDA and over $100M in Free Cash Flow. 2024 is practically here, so this is encouraging to us.

We are also announcing an intention to repay up to an additional $30 million of our long-term debt and a continuation of our share buyback program with additional buybacks of up to $40 million.

Turning now to Yahoo, let me give a high level update. While still early days (expecting revenue in the low tens of millions in Q4), I’m happy to report that 100% of Yahoo’s global supply has been available to advertisers from Taboola’s platform and we’re hard at work migrating advertisers - both from Yahoo DSP, as well as Native Only. This is our key focus these days as we enter 2024. More about Yahoo later.

We have good momentum renewing and signing multi-year publisher deals, with names like Gannett, Nexstar, NDTV, Cox Media, and others. 90% of our revenue is coming from advertising using our own AI, with already over 30% of our advertisers adopting our recently launched advanced AI bidding technology (what we call “Max Conversion”). When you look at our business, we still operate it off a lower base (vs early 2022), which is why we’re laser focused on advertisers’ success, enabling us to gain yield expansion over time - which I believe we can double and triple over time on the same publisher base.

How can Taboola win the Open Web market?

For investors who are new to our story, let me take a step back and do a refresh about our market, why I think we can win it, and what things I believe you should focus on about Taboola. I will also speak about our momentum in the market, and provide specific updates I think matter.

Open web market opportunity
Taboola operates in what’s referred to as the Open Web, estimated to be a $70B market growing 8-12% a year. The Open Web is everything outside the “walled garden platforms” such as Google, Meta, Snap, X/Twitter and the like. Based on a poll taken earlier this year, about 3 billion people spend two-thirds of their web/mobile time on the Open Web, reading, watching, playing and interacting on publisher websites that we all know and love, such as ESPN, USA Today, Yahoo, NBC News, The Guardian in the UK and many others.

Yet the Open Web only accounts for 30% of total digital ad spend, with the rest going to the Walled Gardens. This is because the Walled Gardens do a really good job for advertisers and consumers. They are good at giving people the content they actually want to see and placing ads that they will actually respond to. In addition, they have the data and tech to build this truly native, integrated advertising experience that drives better results for advertisers and higher yields for themselves.

This is everything the Open Web is missing. Most Open Web properties have a fragmented business with advertising, based on obsolete “display banners” (those “boxes” most of us rarely click on), not connected to the core content experience. This is the problem that Taboola solves. We are laser focused on bringing Walled Garden-level integrated content and ad experiences to the Open Web, resulting in a win-win for publishers and advertisers.

How we win the market
There are two primary factors that drive our revenue performance: Our ability to reach users and deliver engaging experiences in the open web, and our effectiveness (yield) at monetizing that engagement.

To get access to users, we win publisher partnerships exclusively, globally and for a long time. This is our “core” and how we started our journey. We win those partnerships because we provide them with technology that creates or enables them to create the most engaging experience possible for their users - things like Taboola Newsroom (editorial platform), recommendation of editorial content, personalization of home pages, and more. We’re also expanding beyond just publishers to Android devices. We call that Taboola News - which is a similar experience to what Apple does on iPhones with Apple News. That business on its own is nearly $100M this year and growing fast. Lastly, we developed a header bidding technology, enabling us to reach even more users and access ad-inventory in the open web which sits outside of our core publisher relationships.

To then monetize our time with consumers on the open web and grow yields, our key investment is on Performance Advertising, which represents about half of our R&D today. While we are early in these efforts, we believe this initiative can unlock double-digit growth in and of itself which is why we invest in it so much. With the recently launched AI ability called “Maximize Conversions,” advertisers don’t need to give us their bids, but just share their business objectives, and our AI does the rest. Delivering great return on ad spend is key, and our “Walled Garden” like scale and depth of engagement with open web users lets us do that.

We started by focusing on mid-funnel performance advertising, but over time, we intend to continue investing in this technology, as well as diversifying the range of advertisers segments we work with (e.g. eCommerce, video, gaming, app download, etc) as we believe it’s a crucial part of unlocking the potential of growing return on ad spend and yield. E-Commerce is around 20% of our ex-TAC, we’re happy with this progress.

We have a great momentum with publishers choosing us like Disney, Comcast, CBS as well as Yahoo recently choosing us for 30 years.

In summary, if we do a good job, we win the market because we can consistently get in front of these consumers through our long term partnerships wherever they may be, and we’ll generate higher yields than others, allowing us to get a big share of this market, and in fact even grow it faster.

User Engagement

Publishers (our “core”)
Q3 Publisher wins that were new and from competitors included Nexstar, Adversports, Absolute Sports, Portal da Torcida, Nate, Excite Japan. Renewed relationships included many well-known publishers including Gannett, Cox Media Group, Sport 1, NDTV, India Today, El Financiero, Internet Group.

As mentioned earlier, we have enabled access to 100% of Yahoo’s global supply (as a reminder, Yahoo is the 5th largest digital media property in the US). Our salesforce is actively working to onboard Native customers onto our platform, launching new campaigns every day that target Yahoo supply and Taboola’s broader network of publishers around the world.

Yahoo DSP now has Taboola Ad Console integrated inside, and it looks awesome. That was an initial part of enabling Yahoo Omnichannel advertisers to migrate to Taboola.

We’ve launched our first Omnichannel advertisers with very promising results. In summary, we have seen good progress on migration to date and we’re seeing encouraging results for our advertisers. Lots of work still to do, but feeling good about the progress so far.

We’re on schedule to be fully ramped up by mid 2024.

Reaching consumers beyond our core publisher partnerships (growth):

Taboola News - Very excited by the reception of Taboola News in the marketplace, with the offering growing strong-double digits in Q3 and on track to approach $100 million in revenue in 2023. I just came back from Singapore where together with Xiaomi we participated in an event, it was great to speak about our mutual vision with Xiaomi leadership. Taboola News continues to have a very active innovation pipeline. We’re testing new initiatives with live sports video and other utilities users might like. In Q3, we also rolled out a new partnership with realme, the world’s fastest-growing smartphone brand. Under the partnership, realme is using Taboola News to power recommendations within all devices for audiences in Europe, Southeast Asia, and beyond, representing more than 6M devices.

Bidding - New bidding models and the opening of new demand categories in Q3 provided us with ex-TAC improvement in the quarter. Very good progress with Microsoft and our ability to leverage new bidding technology in many more places. We told investors a year ago in April when Microsoft shifted to our new bidding technology, which Microsoft helped us design, that it will make Microsoft a growing partnership, and in Q3 Microsoft was nearly 2x bigger than Q3 of last year.

Monetization (Yield)

Max Conversions - As many of you know, Max Conversions went to General Availability in Q3.  As a continuation of our bidding strategy, Max Conversions, which is the default bidding strategy for companies like Google or Meta, is Taboola’s AI-powered technology to maximize conversions from native ad campaigns.  It allows an advertiser to evolve from placing “CPC” (cost per click) - to basically give Taboola a budget and let our AI try to get as many consumers as we can to convert at the most affordable acquisition price. Two significant things here to update - first, Max Conversions is one of our fastest adopted technologies ever, and secondly - we’re seeing encouraging results. In Q3 we saw significant improvement in NDRs (Net Dollar Retentions) for campaigns using Max Conversions. I believe the majority of our revenue will be using this sophisticated AI in 2024.

Generative AI - Since making Generative AI generally available in July, it is already over 2% of revenue. We’ve introduced new features to our Generative AI technology, called Taboola Generative AI Admaker, which allows advertisers to edit existing creative automatically, instead of just creating images from scratch. As we’ve shared before, about a third of our revenue came from self service which is a way for any advertiser to open a campaign on Taboola. As of now, 25% of ad creatives from self service advertisers are made with our Gen AI.

eCommerce - We saw double digit growth in eCommerce in Q3 driven by strong momentum in Europe and the US. Well over 100% Net Dollar Retention among top advertisers driving ~75% of eCommerce revenue. In addition, we are seeing great success ramping Taboola (and now Yahoo) as a supply channel for our retail advertisers, which is now a top 10 traffic partner globally. Signed 7 new affiliate monetization partnerships with publishers across EMEA and APAC as a part of our international expansion initiative that leverages Taboola’s global footprint.

Q3 Financial Performance

Let me finish by sharing our financial results for Q3 ‘23. We saw strong financial performance in the quarter and beat the high end of our guidance on all metrics. This performance was driven by strength in our eCommerce, Bidding and Taboola News businesses, as well as fairly stable yields in our core business. We are also pleased that we have been able to control costs and, as a result, have exceeded our implied guidance for Adjusted EBITDA margins.

(dollars in millions)	Q3 2023 Actuals	Q3 2023 Guidance
Revenues	$360.2	$331 - $357
Gross profit	$100.7	$83 - $95
ex-TAC Gross Profit*	$128.4	$112 - $124
Adjusted EBITDA*	$22.8	($2) - $10
Non-GAAP Net Income (Loss)*	$6.7	($20) - ($8)

Q4 and FY 2023, 2024 Guidance

Our outlook assumes that the online advertising market will continue at current levels, but does not significantly get better or worsen. It also assumes continued investment in our key company priorities: Yahoo, Performance Advertising, Bidding and eCommerce. We expect to have positive Free Cash Flow in 2023. We also believe our investments will start to show returns in 2024 and we expect to generate at least $200M in Adjusted EBITDA and $100M in Free Cash Flow in 2024, despite it being a partial year for Yahoo.

	Q4 2023 Guidance	FY 2023 Guidance
Unaudited
(dollars in millions)
Revenues	$418 - $449	$1,438 - $1,469
Gross profit	$132 - $148	$420 - $436
ex-TAC Gross Profit*	$164 - $179	$531 - $546
Adjusted EBITDA*	$26 - $33	$75 - $82
Non-GAAP Net Income (Loss)*	$6 - $11	$7 - $12

For more information on our Q3 results, Q4 2023 and FY23 guidance, please see our Q3 2023 earnings press release, which was furnished to the SEC and also posted on Taboola’s website today at https://investors.taboola.com.

*          *          *

In Summary

We had a great Q3, beating the high end of guidance on all metrics. I’m convinced that our laser focus on user engagement and yield is the right investment focus and will pay off in the future. Also, our growth engines are performing well and are becoming a more meaningful part of our business. And our investments in Max Conversions and the ramping of our Yahoo partnership position us extremely well for a major step up in growth and profitability in 2024.

Taboola’s mission is to make the open web strong - to empower editorial teams all over the world to provide trusted content in an engaging way that drives exciting growth to publishers and advertisers. Supporting the open web has never been as important as it is now. I’m proud to be part of Taboola. When we do well, the open web does well.

None of this would be possible without the amazing group of people who work here.  I can’t say enough about how much I appreciate Taboola employees and thank them for their hard work, perseverance, and commitment to Taboola. I’m so proud of our execution this year, and the progress we are making in becoming the first “must buy” in the Open Web. For those of you in Israel, my heart is with you always.  To everyone, thank you for listening and caring about Taboola. Here’s to an amazing 2024.

Kind regards,
-- Adam Singolda
Founder & CEO Taboola

*About Non-GAAP Financial Information

This letter includes ex-TAC Gross Profit, Adjusted EBITDA, Free Cash Flow and Non-GAAP Net Income (Loss), which are non-GAAP financial measures. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to revenues, gross profit,net income (loss), cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.

The Company believes non-GAAP financial measures provide useful information to management and investors regarding future financial and business trends relating to the Company. The Company believes that the use of these measures provides an additional tool for investors to use in evaluating operating results and trends and in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which items are excluded or included in calculating them. Please refer to the appendix at the end of this letter for reconciliations to the most directly comparable measures in accordance with GAAP.

**About Cash Investment in Publisher Prepayments (Net)

We calculate cash investment in publisher prepayments (net) for a specific measurement period as the gross amount of cash publisher prepayments we made in that measurement period minus the amortization of publisher prepayments that were included in traffic acquisition cost during that measurement period, which were the result of cash publisher prepayments made in that measurement period and previous periods.

Note Regarding Forward-Looking Statements

Certain statements in this letter are forward-looking statements. Forward-looking statements generally relate to future events including future financial or operating performance of Taboola.com Ltd. (the “Company”). In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “guidance”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “target”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Uncertainties and risk factors that could affect the Company’s future performance and cause results to differ from the forward-looking statements in this letter include, but are not limited to: the Company’s ability to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; the Company’s ability to successfully integrate the Connexity acquisition; changes in applicable laws or regulations; the Company’s estimates of expenses and profitability and underlying assumptions with respect to accounting presentations and purchase price and other adjustments; the extent to which we will voluntarily prepay additional long-term debt or buyback any of our Ordinary shares pursuant to authority granted by the Company’s Board of Directors, which may depend upon market and economic conditions; other business opportunities and priorities; and, with respect to the buyback of our Ordinary shares, the availability of sufficient continuing authority being approved and re-approved as necessary by the Tel Aviv District Court Economic Department to permit share buybacks (and our continued use of a net issuance mechanism to satisfy tax withholding obligations related to equity-based compensation on behalf of our directors, officers and other employees) or other factors; the Company’s ability to transition to and fully launch the native advertising service for Yahoo on the currently anticipated schedule or at all; the timing and amount of any margin, profitability, cash flow or other financial contributions resulting from the integration of Yahoo with our service; the risk that the Yahoo integration results in a decline in the Company’s financial performance during the preparation and roll out of the new service and beyond; the ability to generate or achieve the financial results, including the increase in Adjusted EBITDA and Free Cash Flow in 2024 or our expected revenue run-rate once Yahoo is live, in each case to the levels assumed in this letter or at all; ability to transform the Company into an alternative to the walled gardens in the Open Web; the ability to become the largest open web advertising company in the world by revenue; ability to attract new digital properties and advertisers; ability to meet minimum guarantee requirements in contracts with digital properties; intense competition in the digital advertising space, including with competitors who have significantly more resources; ability to grow and scale the Company’s ad and content platform through new relationships with advertisers and digital properties; ability to secure high quality content from digital properties; ability to maintain relationships with current advertiser and digital property partners; ability to make continued investments in the Company’s AI-powered technology platform; the need to attract, train and retain highly-skilled technical workforce; changes in the regulation of, or market practice with respect to, “third party cookies” and its impact on digital advertising; continued engagement by users who interact with the Company’s platform on various digital properties; reliance on a limited number of partners for a significant portion of the Company’s revenue; changes in laws and regulations related to privacy, data protection, advertising regulation, competition and other areas related to digital advertising; ability to enforce, protect and maintain intellectual property rights; and risks related to the fact that we are incorporated in Israel and governed by Israeli law; the potential impacts of the war in Israel to the Company’s operations; the Company’s ability to receive the requisite Israeli court approvals to conduct current or future share repurchases; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under Part 1, Item 1A “Risk Factors” and in the Company’s subsequent filings with the Securities and Exchange Commission.

Nothing in this letter should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no duty to update these forward-looking statements except as may be required by law.

APPENDIX: Non-GAAP Reconciliation

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (Unaudited)

The following table provides a reconciliation of revenues to ex-TAC Gross Profit.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in thousands)
Revenues	$360,221	$332,462	$1,019,911	$1,029,883
Traffic acquisition cost	231,786	203,125	652,602	619,109
Other cost of revenues	27,776	26,649	80,001	79,695
Gross profit	$100,659	$102,688	$287,308	$331,079
Add back: Other cost of revenues	27,776	26,649	80,001	79,695
ex-TAC Gross Profit	$128,435	$129,337	$367,309	$410,774

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in thousands)
Net loss	$(23,136)	$(26,026)	$(85,763)	$(27,159)
Adjusted to exclude the following:
Finance (income) expenses, net	4,402	3,570	11,383	(12,389)
Income tax expenses	—	1,006	1,848	848
Depreciation and amortization	25,316	23,222	70,709	68,711
Share-based compensation expenses	13,605	15,937	41,022	50,616
Restructuring expenses (1)	—	3,383	—	3,383
Holdback compensation expenses (2)	2,646	2,773	7,846	8,355
M&A and other costs (3)	—	292	1,571	816
Adjusted EBITDA	$22,833	$24,157	$48,616	$93,181

1 Costs associated with the Company’s cost restructuring program implemented in September 2022.
2 Represents share-based compensation due to holdback of Taboola Ordinary shares issuable under compensatory arrangements relating to Connexity acquisition.
3 Includes one-time costs related to the Commercial agreement.

The following table provides a reconciliation of net income (loss) to Non-GAAP Net Income (loss).

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in thousands)
Net loss	$(23,136)	$(26,026)	$(85,763)	$(27,159)
Amortization of acquired intangibles	15,980	15,983	47,911	47,591
Share-based compensation expenses	13,605	15,937	41,022	50,616
Restructuring expenses (1)	—	3,383	—	3,383
Holdback compensation expenses (2)	2,646	2,773	7,846	8,355
M&A and other costs (3)	—	292	1,571	816
Revaluation of Warrants	241	(988)	(733)	(26,988)
Foreign currency exchange rate losses (4)	859	347	625	3,053
Income tax effects	(3,491)	(1,486)	(11,282)	(11,563)
Non-GAAP Net Income	$6,704	$10,215	$1,197	$48,104

1 Costs associated with the Company’s cost restructuring program implemented in September 2022.
2 Represents share-based compensation due to holdback of Taboola Ordinary shares issuable under compensatory arrangements relating to Connexity acquisition.
3  Includes one-time costs related to the Commercial agreement.
4 Represents income or loss related to the remeasurement of monetary assets and liabilities to the Company’s functional currency using exchange rates in effect at the end of the reporting period.

The following table provides a reconciliation of net cash provided by operating activities to Free Cash Flow.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in thousands)
Net cash provided by operating activities	$32,459	$23,219	$61,581	$33,426
Purchases of property and equipment, including capitalized internal-use software	(9,661)	(12,224)	(19,839)	(28,476)
Free Cash Flow	$22,798	$10,995	$41,742	$4,950

APPENDIX: Non-GAAP Guidance Reconciliation

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q4 2023 AND FULL YEAR 2023 GUIDANCE
(Unaudited)

The following table provides a reconciliation of projected gross profit to ex-TAC Gross Profit.

	Q4 2023 Guidance	FY 2023 Guidance
Unaudited
(dollars in millions)
Revenues	$418 - $449	$1,438 - $1,469
Traffic acquisition cost	($255) - ($270)	$907 - $923
Other cost of revenues	($31) - ($30)	($111) - ($110)
Gross profit	$132 - $148	$420 - $436
Add back: Other cost of revenues	($31) - ($30)	($111) - ($110)
ex-TAC Gross Profit	$164 - $179	$531 - $546

Although we provide a projection for Free Cash Flow, we are not able to provide a projection for net cash provided by operating activities, the most directly comparable GAAP measure. Certain elements of net cash provided by operating activities, including taxes and timing of collections and payments, are not predictable therefore projecting an accurate forecast is difficult. As a result, it is impractical for us to provide projections on net cash provided by operating activities or to reconcile our Free Cash Flow projections without unreasonable efforts. Consequently, no disclosure of projected net cash provided by operating activities is included. For the same reasons, we are unable to address the probable significance of the unavailable information.

APPENDIX: Assumptions: If Yahoo Were On Taboola Network For FY 2022

All numbers are management estimates based on the following assumptions and sources:

●
Revenue baseline is equal to the expected FY 2022 financials for TBLA at guidance midpoint (66% of combined Revenues) + FY 2022 expected financials for Yahoo Native supply* that will be serviced by TBLA (34% of combined Revenues)

●	Revenue uplift on Yahoo supply from improved yield due to the application of Taboola technology and data
●	Revenue uplift on stand-alone Taboola supply from improved yield due to advertiser demand from Yahoo and additional data
●	Operating expenses based on bottom up model of resources needed to support deal
●	Assumes no ramp up time - numbers assume Yahoo is part of Taboola network from the beginning of 2022 and assumes uplifts and operating expenses start from the beginning of the year

* Yahoo Q1 to Q3 2022